EXHIBIT 99.1

PRESS RELEASE	July 23, 2004

NORTHWEST PIPE COMPANY ANNOUNCES MAJOR ORDER

PORTLAND, OREGON... Northwest Pipe Company (NASDAQ: NWPX) reported today that it has received a letter of intent from Garney Construction of Kansas City, Missouri for approximately $9 million of welded steel pipe for the Green Bay Parallel Raw Waterline Phase I and II, a project for the City of Green Bay.

Northwest Pipe will supply approximately 44,000 feet of 54 and 42 inch diameter steel pipe which is expected to be manufactured in the Company’s Denver, Colorado division with delivery scheduled to begin in the fourth quarter of 2004.

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure, steel pipe products used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities in the United States and Mexico.

This release contains forward-looking statements, including but not limited to those regarding the project described above and the Company’s expectations as to earnings per share for the second quarter of 2004. These statements reflect management’s current views and estimates of market circumstances, industry conditions and company performance. Actual results could vary materially from the description contained herein due to many factors including market demand, operating efficiencies, availability and price of raw materials, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission.

For more information, contact:

Brian Dunham

503-946-1200